Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2016 (except for the effects of the change in classification described in Note 2 - Change in Classification and the changes in presentation of segment information described in Note 2 - Segment Information and in Note 13, as to which the date is March 13, 2017), with respect to the consolidated financial statements included in the Annual Report of Green Brick Partners, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Green Brick Partners, Inc. on Form S-3 (File No. 333-204687) and on Form S-8 (File No. 333-203181).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 12, 2018